EXHIBIT 99.1

For Immediate Release	Contact:	Ronnie Welch or
Kelly Cinelli
CWR & Partners
508/222-4802

Advanced Viral Research Corp. Announces the Appointment
of Charles Moore to its Board of Directors

Yonkers, NY, December 16, 2004 – Advanced Viral Research Corp. (OTC Bulletin Board: ADVR) today announced the election of Charles H. Moore to its Board of Directors. Mr. Moore has a distinguished and successful background as an international business leader, university administrator, corporate philanthropist and Olympic athlete.

Mr. Moore is currently the Executive Director of the Committee to Encourage Corporate Philanthropy (CECP), a foundation started by Mr. Paul Newman in 1999. He also serves as Governor, National Art Museum of Sport (former Chairman, CEO); Regent, Mercersburg Academy; Commissioner, Smithsonian American Art Museum; Director, National Board, Smithsonian Institution; and Member, President’s Council on Physical Fitness and Sports. He has served on a variety of for-profit Boards for over twenty-five years, including most recently, Turner Construction and The Sports Authority.

“We are pleased to welcome Mr. Moore to ADVR’s Board of Directors,” said Eli Wilner, Chairman of Advanced Viral Research Corp. “I have known Charles for many years. He brings a great deal of experience that will be useful in this important next phase of ADVR’s development.”

Mr. Moore’s past business positions include serving as Vice Chairman of Advisory Capital Partners, Inc. (1992-1994); President and CEO of Ransburg Corporation (1988-1992); Executive Vice President of Illinois Tool Works (1991-1992); Managing Director of Peers & Co., and CEO of Peers Management Resources, Inc. (1987-1988); President, CEO and Director of Clevepak Corp. (1981-1986); Executive VP, COO and Director of Interpace (1979-1981); President & CEO of Allied Thermal (1978-1979); President, Lapp Division (1973-1978); and President, Lenape Forge Division of Gulf+Western Industries (1965-1973).

“I am delighted to have Mr. Moore join our board,” Dr. Elma Hawkins, President and CEO of Advanced Viral Research Corp. “He has some of the finest connections with the leaders of major pharmaceutical firms and will be a true asset in helping us bring AVR118 to market.”

ADVR’s AVR118 is a biopolymer that possesses novel immunomodulator activity. This peptide-nucleic acid complex, which, to date, has demonstrated a very favorable safety profile, appears to stimulate the pro-inflammatory responses required to combat viral infections such as HIV and human papillomavirus, and to dampen aberrant autoimmune-type inflammatory responses, such as occur in patients with rheumatoid arthritis. Data presented at the American Society of Clinical Oncology’s (ASCO) annual meeting in June, 2004, showed that AVR118 appears to have activity against fatigue, loss of appetite, and weight loss in patients with HIV.

For further information regarding Advanced Viral Research Corp., please visit our website at www.adviral.com. ADVR, based in Yonkers, New York, is a biopharmaceutical firm dedicated to improving patients’ lives by researching, developing and bringing to market new and effective therapies for viral and other diseases.

Note: This news release contains forward-looking statements that involve risks associated with clinical development, regulatory approvals, including application to the FDA, product commercialization and other risks described from time to time in the SEC reports filed by the Company. AVR118 (Product R) is not approved by the U.S. Food and Drug Administration or any comparable agencies of any other countries. There is no assurance that the Company will be able to secure the financing necessary to continue and/or complete the clinical trials of AVR118 or satisfy certain other conditions relating to clinical trials including obtaining adequate insurance on terms acceptable to the Company or that, if completed, clinical trials performed outside the United States will assist the Company in obtaining FDA or other regulatory approval. The Company undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.